Exhibit 3.1.3

CERTIFICATE OF AMENDMENT
TO THE RESTATED
CERTIFICATE OF INCORPORATION OF
AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

Adopted in accordance with the provisions
of Section 242 of the General Corporation
Law of the State of Delaware

The undersigned, being an authorized officer of American Renal Associates Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.             The original Certificate of Incorporation of the Corporation is hereby amended by changing Article FOURTH thereof so that, as amended, Article FOURTH shall read in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 14,000,000 shares, which shall be divided into two classes as follows:

1.             13,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”); and

2.             1,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

2.             The directors of the Corporation duly approved and adopted the foregoing amendment, declared such amendment to be advisable and referred such amendment to the stockholders of the Corporation for consideration thereof in accordance with the provisions of the DGCL by resolution of the directors of the Corporation on March 24, 2014, in accordance with the provisions of Section 242 of the DGCL.

3.             The foregoing amendment has been duly approved and adopted in accordance with the provisions of the DGCL by the written consent of a majority of the stockholders of the Corporation on March 24, 2014 in accordance with the provisions of Section 228 of the DGCL.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be signed this 24th day of March, 2014.

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

By:	/s/ Joseph A. Calucci
	Name:	Joseph A. Carlucci
	Title:	Chairman and CEO